| Filed in the Office of | Business Number E0102972005-7 |
| --- | --- |
| FVAguilar | Filing Number 20265963071 |
| Secretary of State State Of Nevada | Filed On 8/11/2026 1:48:00 PM |
| | Number of Pages 3 |

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

**INSTRUCTIONS:**

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

| | |
| --- | --- |
| **1. Entity Information:** | Name of entity as on file with the Nevada Secretary of State: Leatt Corporation<br>Entity or Nevada Business Identification Number (NVID): E0102972005-7 |
| **2. Document:** | Name of document with inaccuracy or defect: Certificate of Amendment (Document No. 20120645053-68) |
| **3. Filing Date:** | Filing date of document which correction is being made: 09/20/2012 |
| **4. Description:** | Description of inaccuracy or defect:<br>The amendment inadvertently omitted the operative language to reverse-split the issued and outstanding Preferred Stock, notwithstanding that the amendment provided for it. |
| **5. Correction:** | Correction of inaccuracy or defect:<br>A new paragraph is added in the text provided in Attachment A hereto, appearing as the next to final paragraph in the amendment to correct the defect described herein. |
| **6. Signature:** (Required) | X /s/ Sean Macdonald<br>Signature<br>08/11/2026<br>Date |

This form must be accompanied by appropriate fees.

## ATTACHMENT A

## CORRECTION TO THE AMENDED ARTICLES OF INCORPORATION

Pursuant to Section 78.0295 of the Nevada Revised Statutes, the Amended Articles are hereby amended in their entirety to correct the defect described in the Certificate of Correction attached hereto:

Article III of the Articles of Incorporation is hereby replaced in its entirety by the following text:

The Corporation shall have the authority to issue Twenty-Nine Million One Hundred Twenty Thousand (29,120,000) shares of capital stock, of which Twenty-Eight Million (28,000,000) shares shall be designated "Common Stock," par value of $0.001 per share and One Million One Hundred and Twenty Thousand (1,120,000) shares shall be designated "Preferred Stock," par value $0.001 per share. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences.

The Board of Directors of the Corporation shall have authority to prescribe and issue the Preferred Stock in one or more series and to prescribe the number of shares constituting and the designation of each series of Preferred Stock and the rights, voting powers, designations, preferences, privileges, limitations, dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences; provided, however, that, if more than one series of Preferred Stock is issued, the Board of Directors shall, by resolution, prescribe a distinguishing designation for each such series; and provided, further, that the rights prescribed by the Board of Directors with respect to voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations must be described in a resolution of the Board of Directors prior to the issuance of such shares and a certificate describing such rights must be filed in accordance with Nevada law. Fully-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of September 20, 2012, the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split, or consolidated, on a 1-for-25 basis, and stockholders shall receive one (1) share of Common Stock of the Corporation, $0.001 par value, for each twenty-five (25) shares of Common Stock, $0.001 par value, held by them prior to the reverse split. This reverse split shall affect only issued and outstanding shares. No scrip or fractional shares will be issued in connection with the reverse split and each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share.

Effective as of September 20, 2012, the issued and outstanding shares of Series A Voting Convertible Preferred Stock, $0.001 par value ("Series A Preferred Stock"), of the Corporation shall be reverse split, or consolidated, on a 1-for-25 basis, and stockholders shall receive one (1) share of Series A Preferred Stock of the Corporation, $0.001 par value, for each twenty-five (25) shares of Series A Preferred Stock, $0.001 par value, held by them prior to the reverse split. This reverse split shall affect only issued and outstanding

shares. No scrip or fractional shares will be issued in connection with the reverse split and each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share.

Except as specifically provided herein, the Corporation's Articles of Incorporation shall remain unmodified and shall continue in full force and effect.